Director Deferred Share Unit Agreement
This Director Deferred Share Unit Agreement (the “Agreement”), by and between Univar Inc., a Delaware corporation (the “Company”), and the Director whose name is set forth on Exhibit A hereto, is being entered into pursuant to the Univar Inc. 2017 Omnibus Equity Incentive Plan (the “Plan”). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.
1.Grant of Deferred Share Units. Effective as of the date set forth on Exhibit A hereto (the “Grant Date”), the Company hereby evidences and confirms its grant to the Director a number of Deferred Share Units, as satisfaction of the deferral of the Director’s annual cash fee and/or annual restricted stock award (in its entirety), as specified in Exhibit A, that would otherwise be payable on the Grant Date. The number of Deferred Share Units will be set forth on Exhibit A hereto (calculated, in the case of an annual cash fee, by dividing such fee by the Fair Market Value of a share of Company Common Stock on the Grant Date). This Agreement is entered into pursuant to, and the Deferred Share Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein; it being understood that this deferral is made pursuant to the Director’s irrevocable election on a form provided by the Company not later than the time permitted by Section 409A of the Code. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern. No fractional Deferred Share Units are granted hereby.
2.    Vesting of Deferred Share Units. The Deferred Share Units granted hereby are fully vested as of the Grant Date.
3.    Settlement of Deferred Share Units.
(a)    Timing of Settlement. The Deferred Share Units shall be settled into an equal number of shares of Company Common Stock on the earlier of the termination of the Director’s service on the Board and a Change in Control that constitutes a “change in control” within the meaning of Section 409A of the Code (such date, the “Settlement Date”).
(b)    Mechanics of Settlement. On the Settlement Date, the Company shall electronically issue to the Director one whole share of Company Common Stock for each Deferred Share Unit, and, upon such issuance, the Director’s rights in respect of such Deferred Share Unit shall be extinguished. On or before the Settlement Date, at the Company’s request, the Company and the Director shall, if requested by the Company, enter into a Subscription Agreement that establishes the rights and obligations of the Company and the Director relating to the shares of Company Common Stock issued in respect of the Deferred Share Units, in the form then customarily used by the Company under the Plan for such purpose.
4.    Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Director may not sell the shares of Company Common Stock acquired upon settlement of the Deferred Share Units unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares must also comply with other applicable laws and regulations governing the Company Common Stock, and the Director may not sell the shares of Company Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.
5.    Restriction on Transfer; Non-Transferability of Deferred Share Units. The Deferred Share Units are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Director upon the Director’s death. Any purported transfer in violation of this Section 5 shall be void ab initio.
6.    Miscellaneous.
(a)    Tax Withholding. Upon the settlement of Deferred Share Units, the Director shall be obligated to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection therewith.
(b)    Dividend Equivalents. In the event that the Company pays any ordinary dividend in cash on a share of Company Common Stock following the Grant Date and prior to an applicable Settlement Date, there shall be credited to the account of the Director in respect of each outstanding Deferred Share Unit an amount equal to the amount of such dividend. The amount so credited shall be deferred (without interest) until the settlement of such related Deferred Share Unit.
(c)    Authorization to Share Personal Data. The Director authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to the Director to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.
(d)    No Rights as Stockholder; No Voting Rights. The Director shall have no rights as a stockholder of the Company with respect to any shares of Company Common Stock covered by the Deferred Share Units prior to the issuance of such shares of Company Common Stock.
(e)    No Right to Continued Service on Board. Nothing in this Agreement shall be deemed to confer on the Director any right to continue in the service of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such service at any time.
(f)    Interpretation. The Administrator shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Agreement. Any determination or interpretation by the Administrator under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(g)    Consent to Electronic Delivery. By entering into this Agreement and accepting the Deferred Share Units evidenced hereby, the Director hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Director pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Deferred Share Units via Company website or other electronic delivery.
(h)    Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(i)    Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Director and the Company.
(j)    Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Director without the prior written consent of the other party.
(k)    Applicable Law. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.
(l)    Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right they may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that they and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6(l).
(m)    Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Administrator and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(n)    Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Exhibit A to
Director Deferred Share Unit Agreement

Director:	%%FIRST_NAME%-% %%LAST_NAME%-%
Grant Date:	%%OPTION_DATE,’Month DD, YYYY’%-%
Restricted Stock Units granted hereby:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%

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